LEASE AGREEMENT

THIS LEASE AGREEMENT dated as of the 15th day of December, 2005,

BETWEEN:

RCA RESOURCES CORPORATION, a company incorporated under the laws of Nevada and having its executive office at 575 Madison Avenue, 10th Floor, New York, New York, 10022-2511

(“RCA”)

AND:

LOBAYE GOLD SARL, a limited liability company incorporated in the Republic of Central Africa and having its executive office at Rue de L’Independence. B.P. 1084, Bangui, Republic of Centralafrica

(“Lobaye”)

WHEREAS:

A.	RCA is the registered owner of certain equipment as more particularly described in Schedule “A” attached to this lease agreement (the “Equipment”);

B. RCA and Lobaye are desirous of entering into a lease agreement for the Equipment;

NOW THEREFORE THIS LEASE AGREEMENT WITNESSES that in consideration of the mutual covenants, agreements, representations and warranties and of the consideration hereinafter contained, the parties agree as follows:

1. Lease. RCA demises and leases unto Lobaye and Lobaye takes and rents the Equipment in accordance with the terms and conditions of this lease agreement.

2. Term. Lobaye will have and hold the Equipment for and during the term of two years commencing on the 1st day of April, 2006, and from thenceforth next ensuing and fully to be completed and ended on the 31st day of March, 2008.

3. Rent. Lobaye will pay during the term of this lease agreement the net monthly basic rent of US$150,000 by monthly instalments in advance on the first day of each and every month in consecutive monthly instalments (the “Rent”), the first such monthly instalment to be paid on 1st day of April, 2006, and subsequent instalments will be paid on the first day of each and every month during the term demised.

4. Net Lease. Except as expressly otherwise provided in this lease agreement, Lobaye agrees that this lease agreement is to be absolutely net to RCA, that the Rent and all other charges provided to be paid to RCA hereunder will be absolutely net to RCA without set-off, variation or deduction and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Equipment will be paid by Lobaye.

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5. Insurance. Lobaye covenants that it will, during the whole of the term of this lease agreement or any overholding, carry public liability insurance in the name of RCA and Lobaye, and keep them insured against all legal liability for damages to persons or property caused by the ownership, maintenance, use or occupancy of the Equipment, or by reason of the conduct of any business carried on therein, with solvent insurance companies licensed, in which will not be less than US$1,000,000.00 inclusive of bodily injury or death to two or more persons in any one accident, and property damage. Lobaye will at all times provide RCA with a certificate or certificates of validly subsisting insurance.

6. Charges. Lobaye will pay, or cause to be paid, all charges, if any, for registration and insurance, or other similar service used, rendered or supplied upon or in connection with the Equipment throughout the term of this lease agreement and will pay all charges or costs in respect of maintenance and repair of the Equipment, and will indemnify RCA and save it harmless from and against any liability or damage on such account.

7. Access to Equipment. Lobaye will permit RCA and authorized representatives of RCA access to the Equipment at all reasonable times during usual business hours, for the purpose of inspecting the same and of ascertaining whether Lobaye has failed or neglected to perform any act which it is required to perform under the provisions of this lease agreement, and also RCA will be permitted to enter as aforesaid for the purpose of making any necessary repairs to the Equipment and performing any work therein, which Lobaye has failed to do, that may be necessary to comply with any applicable and valid law, ordinance, rules or regulations, or of any public authority, or any similar body, or to comply with the requirements of insurance policies then in force with respect to the Equipment. Nothing herein will imply any duty upon the part of RCA to do or to pay for any work which under any provision of this lease agreement Lobaye may be required to perform, and the performance thereof by RCA if Lobaye does not perform the same after demand will not constitute a waiver of Lobaye’s default in failing to perform the same.

8. Quiet Enjoyment. Lobaye upon paying the Rent and all other charges herein provided for, and observing and keeping the covenants, agreements and conditions of this lease agreement on its part to be kept, will be entitled to lawfully and quietly enjoy, hold, occupy, control and manage the Equipment during the term of this lease agreement without hindrance or molestation of RCA, or any person or persons claiming under RCA, save as expressly provided by this lease agreement.

9. Default and Termination. If, during the term of this lease agreement, or any renewal, Lobaye will make any assignment for the benefit of creditors, or if Lobaye, becoming bankrupt or insolvent will take the benefit of any legislation that may be in force for bankrupt or insolvent debtors, or if a receiver or receiver-manager is appointed with respect to the assets and affairs of Lobaye, then RCA may give Lobaye written notice of intention to end the term of this lease agreement on a date specified by RCA in the said notice which date will not be less than 30 days after the said notice is given and if on the date so specified the event of default will still continue the then current month’s rent and three months additional rent will thereupon immediately become due and payable and the term of this lease agreement and all right, title and interest of Lobaye hereunder will thereupon expire as fully and completely as if the said specified date were the date herein specifically fixed for the expiration of the term of the lease agreement, and Lobaye will then quit and surrender the Equipment to RCA, and in any such case it will be lawful for RCA at any time after the said termination date re-enter into and upon the Equipment, or any part thereof and repossess and enjoy it as before.

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If, during the term of this lease agreement, or any renewal thereof, Lobaye will make default in the payment of the Rent, and if such default will continue for 15 days after notice thereof by RCA, this lease agreement will, at the option of RCA, cease and come to an end on a date to be specified in the said notice, which date will not be less than 30 days after the delivery of such notice, and Lobaye will then quit and surrender the Equipment to RCA.

If, during the term of this lease agreement or any renewal thereof Lobaye will make default in fulfilling any of the other covenants in this lease agreement and such default will continue for 15 days after written notice thereof by RCA to Lobaye, Lobaye fails to proceed promptly and with all due diligence to cure such default after the service of notice by RCA of such default, then and in any such case, unless the default upon which said notice was based has been cured in the meantime this lease agreement will cease and come to an end on a day to be specified in the said notice, which date will not be less than 30 days after delivery of such notice, Lobaye will then quit and surrender the Equipment to RCA. In the event of a default which is capable of being cured but which cannot with due diligence be cured within a period of 15 days, the 15 day period will be extended for such time as will allow Lobaye proceeding promptly and with all due diligence a reasonable opportunity to cure such default.

10. Surrender. Upon termination of this lease agreement for any reason whatever, except upon the sale of the said Equipments by RCA to Lobaye, Lobaye will surrender to RCA, the Equipment, together with all alterations and replacements and additions thereof in good order, condition and repair, including all improvements, but with the exception of any and all of Lobaye’s equipment.

11. Distress. Whensoever RCA will be entitled to levy distress against the goods and chattels of Lobaye, it may use such force as it may deem necessary for the purpose and for gaining admission to the Equipment without being liable to any action in respect thereof or for any loss or damage occasioned thereby and Lobaye expressly releases RCA from all action, proceedings, claims or demand whatsoever for or an account or in respect of any such forcible entry or any loss or damage sustained by Lobaye in connection therewith.

12. Monthly Tenancy. If Lobaye will remain in possession of the Equipment after termination of the term granted, or any renewal thereof, without further written agreement between RCA and Lobaye, a tenancy from year to year will not be created by the implication of law, but Lobaye will be deemed to be a monthly tenant only at the Rent payable immediately prior to such termination and subject in all other respects to the terms of this lease agreement.

13. Liability of RCA. RCA will not be liable for any damage to any property or person at any time by the Equipment or caused by the Equipment not due to the negligence or wilful act of RCA, its servants or employees.

14. Indemnification. Lobaye will indemnify and save harmless RCA from any and all liabilities, damages, costs, claims, suits or actions which RCA may sustain, incur, or be put to as a direct result of:

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(a)	any breach, violation, or non-performance of any covenant, condition or agreement in this lease agreement and contained on the part of Lobaye, to be fulfilled, kept, observed and performed; or

(b)	the use or occupation by Lobaye of the Equipment in a negligent manner; or
(c)	any environmental concerns re hazardous wastes, arising out of Lobaye’s use of the Equipment.

15. Liens. During the term of this lease agreement, or any renewal thereof, Lobaye will not suffer or permit any builders’ or other liens or encumbrances for work, labour, service or material to be filed against or attached to the Equipment or any portion thereof.

16. Transfer and Assignment of Equipement. RCA will have the right to transfer title to the Equipment at any time or assign its interest under this agreement.

17. Assignment by Lobaye. Lobaye will not have the right to assign or sublet the whole or any part of the Equipment.

18. Mortgage of Equipment. It is agreed by and between the parties hereto that RCA may mortgage the Equipment. It is further agreed that RCA may assign the rents hereunder to such mortgagee and notice to that effect, signed by RCA, will be sufficient authority for Lobaye to pay the rent, or such portion thereof as is assigned to the mortgagee, and the receipt of the mortgagee will be a full and adequate discharge to Lobaye for such payment of Rent.

19. Non-Waiver. The failure of either party to insist upon strict performance of any covenant or condition contained in this lease agreement or to exercise any right or option hereunder will not be construed as a waiver or relinquishment for the future of any such covenant, condition, right or option. The acceptance of any Rent from or the performance of any obligation hereunder by a person other than Lobaye will not be construed as an admission by RCA of any right, title or interest of such person as a sublessee, assignee, transferee or otherwise in the place and stead of Lobaye.

20. Notice. All notices, demands, requests, offers, consents and other communications (the “Communications”), which may or are required to be given by either party to the other will be in writing. All Communications by RCA will be delivered by prepaid registered post addressed to Lobaye at Lobaye’s address shown on page 1 hereof or at such other place as Lobaye may from time to time designate in a written notice to RCA. All Communications will be made by Lobaye to RCA at RCA’s address shown on page 1 hereof or at such other place as RCA may from time to time designate in a written notice to Lobaye. Communications which will be served upon RCA or Lobaye in the manner aforesaid will be deemed sufficiently served or given for all purposes required, and will be deemed to have been served or given as of 12:00 o’clock noon on the third business day following the posting thereof.

21. RCA to Act Reasonably. Wherever in this lease agreement, Lobaye may require the approval, permission, license, consent or leave of RCA, RCA agrees not to unreasonably withhold its approval, permission, license, consent or leave.

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22. Jurisdiction. This lease agreement is governed by the laws of the State of Nevada and must be litigated in the courts of Nevada.

23. Enurement. The covenants and agreements contained in this lease agreement will be binding upon and enure to the benefit of the parties hereto and their successors, administrators, and permitted assigns.

24. Acceptance. Lobaye accepts this lease agreement subject to the conditions, restrictions and covenants herein set forth and implied.

IN WITNESS WHEREOF the parties have hereunto affixed its corporate seal, duly attested by their proper officers authorized in that behalf, as of the day and year first above written.

The corporate seal of RCA
RESOURCES CORPORATION
was hereunto affixed in the presence of
                                C/S
/s/ Didier Llinas

Authorized Signatory

The corporate seal of
LOBAYE GOLD SARL
was hereunto affixed in the presence of
                                C/S
/s/ Didier Llinas

Authorized Signatory

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Schedule “A”

Schedule “A” to the lease agreement dated December 15, 2005
between RCA Resources Corporation and Lobaye Gold Sarl

List of Equipment

(number of pages: 1)

Equipement	Number
Excavator Kumatsu 26 Ton with spare-parts 2002 PC 240LC-7 High Cabin, multiarm, 2 cubic metre basket/4.5 ton	1
Wheel-Loader Komatsu with spare-parts 1999 WA740-3 big basket	1
Mercedes-Benz Kipper Trucks 35Ton (6 x 6)	2
Excavator Kumatsu 35 Ton 1997 PC 340, High-pressure cabin, multiarm, 2.8 m3/5 ton	1
Wheel-Loader Komatsu 1997 WA740-3 small basket	1
Mercedes-Benz Kipper Trucks 26Ton (6 x 6)	2
Landrover Range Rover 4x4	1
Toyota Landcruiser 4x4	1
Petrol-Truck 10,000 litres	1
Renault R5	1
Bed-Loader with Truckengine	1
Backup Generator 165 KwH	1
Toolbox Komathsu	1
Box for toolbox	1
Tools (Laboratory)	1
Toolbox (general purpose)	1
Material Gold/Platinum/Palladium Foundry	1
Smelting/purification/bullionforms	1
Diamond/Geol. Soft- and Hardware	1
HP Pavillion Notebook with geol Software	1
SAT-BGAN Modem	1
12 pumps, 12 vibrating engines	12
Container (40 foot)	1
Waste-Disposal Truck with Container	1
20 litre Containers (Bidons)	80
Water-pumps with engine	14
Diesel Electicity Generator	1
Compressor (high-pressure air)	1
Tool-Bank	1
Roof-Air-Conditioning Unit	1
Scale (60 kg)	1
Truck-Spare Tires	8
Mech. Spare Parts (trucks, engines etc.)	1
Conveyer-Belt 25 metres long	1
Fan-Belts - (1 cubic metre)	1
Electrical Engines (for pumps, wash-plant etc.)	14
Car-/Truck jack Platform (Garage) - 3 ton	1

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